Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS FIRST QUARTER EARNINGS PER COMMON SHARE OF $4.02

NEW YORK, April 17, 2014 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $9.33 billion and net earnings of $2.03 billion for the first quarter ended March 31, 2014. Diluted earnings per common share were $4.02 compared with $4.29 for the first quarter of 2013 and $4.60 for the fourth quarter of 2013. Annualized return on average common shareholders’ equity (ROE) (1) was 10.9% for the first quarter of 2014.

Highlights

•

Goldman Sachs continued its leadership in investment banking, ranking first in worldwide completed mergers and acquisitions for the year-to-date. (2) The firm also ranked first in worldwide equity and equity-related offerings, common stock offerings and initial public offerings for the year-to-date. (2)

•	Investment Banking produced net revenues of $1.78 billion, which is the highest quarterly performance since 2007.

•

Investment Management generated strong net revenues of $1.57 billion, as assets under supervision increased to a record $1.08 trillion, including record quarterly net inflows in long-term assets under supervision of $40 billion (3).

•

The firm continues to manage its liquidity and capital conservatively. The firm’s global core excess liquidity (4) was $175 billion (5) as of March 31, 2014. In addition, the firm’s Tier 1 capital ratio (6) was 16.3% (5) and the firm’s Common Equity Tier 1 ratio (6) was 14.6% (5) as of March 31, 2014.

“We are generally pleased with our performance for the quarter given the operating environment,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “Investment Banking and Investment Management generated solid results, while market sentiment shifted throughout the quarter, constraining client activity in various parts of our franchise. Our collection of businesses gives the firm significant room for growth as economic conditions broadly improve and we continue to remain focused on prudently managing our capital and cost structure.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.78 billion for the first quarter of 2014, 13% higher than the first quarter of 2013 and 4% higher than the fourth quarter of 2013. Net revenues in Financial Advisory were $682 million, 41% higher than the first quarter of 2013, primarily reflecting an increase in client activity in Europe. Net revenues in Underwriting were $1.10 billion, essentially unchanged compared with the first quarter of 2013. Net revenues in equity underwriting were higher compared with the first quarter of 2013, reflecting higher net revenues from private placements and initial public offerings. Net revenues in debt underwriting were slightly lower compared with the first quarter of 2013, due to significantly lower net revenues from commercial mortgage-related activity compared with a strong first quarter of 2013, partially offset by higher net revenues from investment-grade activity. The firm’s investment banking transaction backlog decreased compared with the end of 2013. (7)

Institutional Client Services

Net revenues in Institutional Client Services were $4.45 billion for the first quarter of 2014, 13% lower than the first quarter of 2013 and 31% higher than the fourth quarter of 2013.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $2.85 billion, 11% lower than the first quarter of 2013, reflecting significantly lower net revenues in interest rate products, currencies and mortgages, as well as lower net revenues in credit products. These results were partially offset by significantly higher net revenues in commodities compared with the first quarter of 2013. During the quarter, market-making conditions generally improved compared with the fourth quarter of 2013. However, Fixed Income, Currency and Commodities Client Execution continued to operate in a challenging environment and levels of activity generally remained low.

Net revenues in Equities were $1.60 billion, 17% lower than the first quarter of 2013. Excluding net revenues related to the firm’s Americas reinsurance business (8), which was sold in the second quarter of 2013, net revenues in Equities were 6% lower than the first quarter of 2013. Net revenues in equities client execution were significantly lower compared with the same prior year period, primarily reflecting the sale of the firm’s Americas reinsurance business. In addition, net revenues were significantly lower in both derivatives and, to a lesser extent, cash products. Commissions and fees were slightly higher compared with the first quarter of 2013, primarily reflecting an increase in European equity volumes. Securities services net revenues were higher compared with the first quarter of 2013, reflecting growth in customer balances. During the quarter, Equities experienced challenging market-making conditions, particularly in Japan and certain emerging markets as equity prices declined.

The net gain attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was $15 million (all related to Fixed Income, Currency and Commodities Client Execution) for the first quarter of 2014, compared with a net loss of $77 million ($42 million and $35 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the first quarter of 2013.

Investing & Lending

Net revenues in Investing & Lending were $1.53 billion for the first quarter of 2014, 26% lower than both the first quarter of 2013 and the fourth quarter of 2013. Results for the first quarter of 2014 included net gains of $702 million from investments in equities, primarily driven by private equities, principally reflecting company-specific events. In addition, Investing & Lending net revenues included net gains and net interest income of $597 million from debt securities and loans, and other net revenues of $230 million related to the firm’s consolidated investments.

Investment Management

Net revenues in Investment Management were $1.57 billion for the first quarter of 2014, 20% higher than the first quarter of 2013 and 2% lower than the fourth quarter of 2013. The increase in net revenues compared with the first quarter of 2013 reflected significantly higher incentive fees, as well as higher management and other fees primarily due to higher average assets under supervision. During the quarter, total assets under supervision (9) increased $41 billion to $1.08 trillion. Long-term assets under supervision (9) increased $54 billion, including net inflows of $40 billion (3), primarily in fixed income assets. Net market appreciation of $14 billion during the quarter was primarily in fixed income and equity assets. Liquidity products (9) decreased $13 billion.

Expenses

Operating expenses were $6.31 billion, 6% lower than the first quarter of 2013 and 21% higher than the fourth quarter of 2013.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $4.01 billion for the first quarter of 2014, 8% lower than the first quarter of 2013, reflecting a decrease in net revenues. The ratio of compensation and benefits to net revenues for the first quarter of 2014 was 43.0%, consistent with the first quarter of 2013. Total staff decreased 1% compared with the end of 2013.

Non-Compensation Expenses

Non-compensation expenses were $2.30 billion, 3% lower than the first quarter of 2013 and 24% lower than the fourth quarter of 2013. The decrease compared with the first quarter of 2013 was due to a decline in insurance reserves, reflecting the sale of the firm’s Americas reinsurance business, as well as lower other expenses, primarily due to lower operating expenses related to consolidated investments. These decreases were partially offset by an increase in depreciation and amortization expenses, reflecting $150 million of impairment charges in the first quarter of 2014 related to consolidated investments.

The first quarter of 2014 included net provisions for litigation and regulatory proceedings of $115 million compared with $110 million for the first quarter of 2013.

Provision for Taxes

The effective income tax rate for the first quarter of 2014 was 32.7%, up from the full year tax rate of 31.5% for 2013, primarily due to a decrease in permanent benefits.

Capital

As of March 31, 2014, total capital was $244.73 billion, consisting of $79.10 billion in total shareholders’ equity (common shareholders’ equity of $71.90 billion and preferred stock of $7.20 billion) and $165.63 billion in unsecured long-term borrowings. Book value per common share was $154.69 and tangible book value per common share (10) was $145.04, both approximately 1% higher compared with the end of 2013. Book value per common share and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 464.8 million as of March 31, 2014.

During the quarter, the firm repurchased 10.3 million shares of its common stock at an average cost per share of $166.58, for a total cost of $1.72 billion. The remaining share authorization under the firm’s existing repurchase program is 46.9 million shares. (11)

Under the regulatory capital requirements applicable to bank holding companies, the firm’s Tier 1 capital ratio (6) was 16.3% (5) and the firm’s Common Equity Tier 1 ratio (6) was 14.6% (5) as of March 31, 2014, in each case reflecting both the revised definition of regulatory capital and the transitional provisions which became effective January 1, 2014.

In the first quarter of 2014, the firm completed a satisfactory parallel run under the revised capital framework. Therefore, beginning with the second quarter of 2014, the firm’s capital ratios will be computed under the Federal Reserve Board’s Basel III Advanced approach. As of March 31, 2014, the firm’s Common Equity Tier 1 ratio (12) computed under this approach was 11.3% (5).

Other Balance Sheet and Liquidity Metrics

•

The firm’s global core excess liquidity (GCE) (4) was $175 billion (5) as of March 31, 2014 and averaged $181 billion (5) for the first quarter of 2014, compared with an average of $183 billion for the fourth quarter of 2013.

•	Total assets were $916 billion (5) as of March 31, 2014, compared with $912 billion as of December 31, 2013.

•	Level 3 assets were $41 billion (5) as of March 31, 2014, compared with $40 billion as of December 31, 2013, and represented 4.5% of total assets.

Dividends

The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.55 per common share to be paid on June 27, 2014 to common shareholders of record on May 30, 2014. The firm also declared dividends of $236.98, $387.50, $252.78, $252.78, $371.88 and $343.75 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series I Preferred Stock and Series J Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on May 12, 2014 to preferred shareholders of record on April 27, 2014. In addition, the firm declared dividends of $1,011.11 per each share of Series E Preferred Stock and Series F Preferred Stock, to be paid on June 2, 2014 to preferred shareholders of record on May 18, 2014.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) or 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.gs.com/shareholders. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (U.S. domestic) or 1-404-537-3406 (international) passcode number 5754276, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended				% Change From
	March 31, 2014	December 31, 2013	March 31, 2013		December 31, 2013	March 31, 2013
Investment Banking
Financial Advisory	$682	$585	$484		17%	41%

Equity underwriting	437	622	390		(30)	12
Debt underwriting	660	511	694		29	(5)

Total Underwriting	1,097	1,133	1,084		(3)	1

Total Investment Banking	1,779	1,718	1,568		4	13

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	2,850	1,724	3,217		65	(11)

Equities client execution	416	598	809	(8)	(30)	(49)
Commissions and fees	828	747	793		11	4
Securities services	352	337	320		4	10

Total Equities	1,596	1,682	1,922		(5)	(17)

Total Institutional Client Services	4,446	3,406	5,139		31	(13)

Investing & Lending
Equity securities	702	1,403	1,127		(50)	(38)
Debt securities and loans	597	423	566		41	5
Other	230	234	375		(2)	(39)

Total Investing & Lending	1,529	2,060	2,068		(26)	(26)

Investment Management
Management and other fees	1,152	1,143	1,060		1	9
Incentive fees	304	333	140		(9)	117
Transaction revenues	118	122	115		(3)	3

Total Investment Management	1,574	1,598	1,315		(2)	20

Total net revenues	$9,328	$8,782	$10,090		6	(8)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	March 31, 2014	December 31, 2013	March 31, 2013	December 31, 2013	March 31, 2013
Revenues
Investment banking	$1,779	$1,718	$1,568	4%	13%
Investment management	1,498	1,524	1,250	(2)	20
Commissions and fees	872	788	829	11	5
Market making	2,639	1,875	3,437	41	(23)
Other principal transactions	1,503	2,076	2,081	(28)	(28)

Total non-interest revenues	8,291	7,981	9,165	4	(10)

Interest income	2,594	2,391	2,608	8	(1)
Interest expense	1,557	1,590	1,683	(2)	(7)

Net interest income	1,037	801	925	29	12

Net revenues, including net interest income	9,328	8,782	10,090	6	(8)

Operating expenses
Compensation and benefits	4,011	2,189	4,339	83	(8)

Brokerage, clearing, exchange and distribution fees	595	594	561	—	6
Market development	138	143	141	(3)	(2)
Communications and technology	200	204	188	(2)	6
Depreciation and amortization	390	474	302	(18)	29
Occupancy	210	206	218	2	(4)
Professional fees	212	255	246	(17)	(14)
Insurance reserves	—	—	127	—	(100)
Other expenses	551	1,165	595	(53)	(7)

Total non-compensation expenses	2,296	3,041	2,378	(24)	(3)

Total operating expenses	6,307	5,230	6,717	21	(6)

Pre-tax earnings	3,021	3,552	3,373	(15)	(10)
Provision for taxes	988	1,220	1,113	(19)	(11)

Net earnings	2,033	2,332	2,260	(13)	(10)

Preferred stock dividends	84	84	72	—	17

Net earnings applicable to common shareholders	$1,949	$2,248	$2,188	(13)	(11)

Earnings per common share
Basic (13)	$4.15	$4.80	$4.53	(14)%	(8)%
Diluted	4.02	4.60	4.29	(13)	(6)

Average common shares outstanding
Basic	468.6	467.1	482.1	—	(3)
Diluted	484.6	488.7	509.8	(1)	(5)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	32,600	32,900	32,000	(1)	2

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (14) $ in millions

	Three Months Ended
	March 31, 2014		December 31, 2013	March 31, 2013
Risk Categories
Interest rates	$59		$62	$62
Equity prices	32		37	30
Currency rates	18		15	14
Commodity prices	21		18	21
Diversification effect (14)	(48)		(51)	(51)

Total	$82		$81	$76

Assets Under Supervision (9) $ in billions

	As of				% Change From
	March 31, 2014		December 31, 2013	March 31, 2013	December 31, 2013	March 31, 2013
Assets under management	$956		$919	$860	4%	11%
Other client assets	127		123	108	3	18

Assets under supervision (AUS)	$1,083		$1,042	$968	4	12

Asset Class
Alternative investments	$145		$142	$146	2%	(1)%
Equity	219		208	171	5	28
Fixed income	486		446	415	9	17

Long-term AUS (9)	850		796	732	7	16

Liquidity products (9)	233		246	236	(5)	(1)

Total AUS	$1,083		$1,042	$968	4	12

	Three Months Ended
	March 31, 2014		December 31, 2013	March 31, 2013
Balance, beginning of period	$1,042		$991	$965

Net inflows / (outflows)
Alternative investments	2		(4)	(5)
Equity	7		4	4
Fixed income	31		13	6

Long-term AUS net inflows / (outflows)	40	(3)	13	5

Liquidity products	(13)		18	(14)

Total AUS net inflows / (outflows)	27		31	(9)

Net market appreciation / (depreciation)	14		20	12

Balance, end of period	$1,083		$1,042	$968

Footnotes

(1)

Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, in millions	Three Months Ended March 31, 2014

Total shareholders’ equity	$78,907
Preferred stock	(7,200)

Common shareholders’ equity	$71,707

(2)	Thomson Reuters — January 1, 2014 through March 31, 2014.

(3)	Includes $8 billion of fixed income asset inflows for the three months ended March 31, 2014 in connection with the firm’s acquisition of Deutsche Asset & Wealth Management’s stable value business.

(4)

For a discussion of the firm’s global core excess liquidity pool, see “Liquidity Risk Management” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

(5)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2014.

(6)

As of March 31, 2014, Tier 1 capital was $75.41 billion and Common Equity Tier 1 was $67.42 billion (Tier 1 capital less $7.99 billion of perpetual non-cumulative preferred stock, junior subordinated debt issued to trusts and other adjustments). The firm’s RWAs under the Federal Reserve Board’s risk-based capital requirements were approximately $462 billion as of March 31, 2014, under the Basel I risk-based capital framework adjusted for certain items related to existing capital deductions and the phase-in of new capital deductions. For a discussion of the firm’s capital ratios, see “Equity Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

(7)

The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not. For a discussion of the firm’s investment banking transaction backlog, see “Results of Operations” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

(8)

In April 2013, the firm completed the sale of a majority stake in its Americas reinsurance business and no longer consolidates this business. Net revenues related to the Americas reinsurance business were $233 million for the three months ended March 31, 2013.

(9)

For a discussion of assets under supervision, long-term assets under supervision and liquidity products, see “Results of Operations” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

(10)

Tangible book value per common share is computed by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, in millions	March 31, 2014

Total shareholders’ equity	$79,099
Preferred stock	(7,200)

Common shareholders’ equity	71,899
Goodwill and identifiable intangible assets	(4,486)

Tangible common shareholders’ equity	$67,413

(11)

The remaining authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. As disclosed in Note 19. Shareholders’ Equity in Part II, Item 8 “Financial Statements and Supplementary Data” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2013, share repurchases require approval by the Federal Reserve Board.

(12)

The Common Equity Tier 1 ratio was computed under the Federal Reserve Board’s Basel III Advanced approach and reflected the transitional provisions applicable in 2014. For a discussion of the firm’s capital ratios, see “Equity Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

(13)

Unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.01 for each of the three months ended March 31, 2014, December 31, 2013 and March 31, 2013.

(14)

For a discussion of VaR and the diversification effect, see “Market Risk Management” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.